"COMPANIES ACT"

MEMORANDUM OF ASSOCIATION

- of -

SHASTA MINES & OIL LTD. (N.P.L.)

1.

The name of the Company is "SHASTA MINES & OIL LTD. (N.P.L.)".

2.

The registered office of the Company will be situate in the City of Vancouver, in the Province of British Columbia.

3.

The objects of the Company are restricted to the following purposes:

(a)

To acquire by purchase, lease, hire, discovery, location, or otherwise, and hold, mines, mineral claims, mineral leases, mining lands, prospects, licenses, and mining rights of every description, and to work, develop, operate, turn to account, sell, or  otherwise dispose thereof;

(b)

To dig, drill, or bore for, raise, crush, wash, smelt, reduce, refine, amalgamate, essay, analyse, and otherwise treat gold, silver, copper, lead, iron, coal, petroleum, natural gas, and any other ore, deposit, metal, or mineral whatsoever, whether belonging to the Company or not, and to render the same merchantable, and to buy, sell, and deal in the same or any product thereof;

(c)

To engage in any branch of mining, smelting, milling and refining minerals;

(d)

To acquire by purchase, lease, hire, exchange, or otherwise timber lands, leases, or claims, rights to out timber, surface rights and rights-of-way, water rights and privileges, patents, patent rights and concessions, and other real or personal property;

(e)

To acquire by purchase, lease, hire, exchange, or otherwise, and to construct, operate, maintain, or  alter, trails, roads, ways, tramways, reservoirs, dams, flumes, race and other ways, watercourses, canals, aqueducts, pipe-lines, wells, tanks, bridges, wharves, piers, mills, pumping plants, factories, foundries, furnaces, coke-ovens, crushing works, smelting-works, concentrating-works, refining-works, hydraulic, electrical, and other works and applicances, power devices and plants of every kind, laboratories, warehouses, boarding-houses, dwelling, buildings, machinery, plant, and other works and conveniences, and to buy, sell, manufacture, and deal in all kinds of goods, stores, provisions, implements, chattels, and effects;

(f)

To build, purchase, lease, hire, charter, navigate, use and operate ears, wagons, and other vehicles, boats, ships and other vessels;

(g)

To sell or otherwise dispose of ore, metal, oil, gas or mineral product, and to take contracts for mining work of all kinds, and to accept as the consideration shares, stock, debentures, or other securities of any limited company, wheresoever incorporated and carrying on any business, directly or indirectly, conducive to the objects of a specially limited company, if such shares (except the shares of a company having non-personal liability), stock, debentures, or other securities are fully paid up, and to sell or otherwise dispose thereof.

4.

The liability of the members is limited, and a member shall not be personally liable for more than the amount actually agreed to be paid for any shares taken or held by him.

5.

The authorized capital of the Company is One Million, Five Hundred Thousand ($1,500,000.00) Dollars divided into three million (3,000,000) shares with a nominal or per value of Fifty (50¢) Cents each.

We, the several persons whose names and addresses are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the Company set opposite our respective names.

FULL NAMES, ADDRESSES AND

NUMBER OF SHARES

OCCUPATIONS OF SUBSCRIBERS

TAKEN BY EACH

_______________________________________________

Three (3) shares

William Hamilton Mulholland, Solicitor,

404 - 510 West Hastings Street,

Vancouver 2, B.C.

_______________________________________________

Two (2) shares

Ruth Daly, Secretary,

404 - 510 West Hastings Street,

Vancouver 2, B.C.

DATED at the City of Vancouver, in the Province of

British Columbia, this 31st day of August, A.D. 1966.

WITNESS TO THE ABOVE SIGNATURES:

_______________________________________

Norma I. Potter, Secretary,

404 - 510 West Hastings Street,

Vancouver 2, B.C.